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                         August 16, 2023

       Larry J. Helling
       Chief Executive Officer
       QCR Holdings, Inc.
       3551 7th Street
       Moline, IL 61265

                                                        Re: QCR Holdings, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 4, 2023
                                                            File No. 000-22208

       Dear Larry J. Helling:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program